Exhibit 5.1

June 28, 2023

Balchem Corporation
5 Paragon Drive
Montvale, New Jersey 07645

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have assisted in the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of an aggregate of 1,000,000 shares of common stock, $0.06-2/3 par value per share, of Balchem Corporation, a Maryland corporation (the “Company”), of which (i) 800,000 shares (the “Shares”) relate to the Company’s 2017 Omnibus Incentive Plan, as amended and restated (the “Omnibus Plan”), and (ii) 200,000 shares relate to the Company’s 401(k) Plan, as amended (the “401(k) Plan”), and an indeterminate amount of interests in the 401(k) Plan.

We have examined the Articles of Incorporation and By-Laws of the Company, each as amended to date, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors of the Company, the Omnibus Plan, the 401(k) Plan, the Registration Statement and such other documents relating to the Company as we have deemed material for the purposes of this opinion. It is also our understanding and we have assumed for purposes of this opinion that the Shares to be delivered under the 401(k) Plan are not original issuance securities but will be purchased by the trustee of the 401(k) Plan on the open market.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or other copies, the authenticity of the originals of any such documents, and the legal competence of all signatories to such documents.

We assume that the appropriate action will be taken to register and qualify the Shares for sale under all applicable state securities or “Blue Sky” laws. We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Maryland and the federal laws of the United States of America. Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued upon the terms and conditions and in the manner set forth in the Omnibus Plan, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission in connection with the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Greenberg Traurig, LLP

GREENBERG TRAURIG, LLP